Exhibit 99.7

PUBLIC DISCLOSURE FORM

Turkcell Iletisim Hizmetleri A.S./TCELL-01.8.2016

On behalf of Alfa Telecom Turkey Limited;

Title	:	Turkcell Iletisim Hizmetleri A.Ş.
Address	:	Aydınevler Mahallesi İnönü Caddesi No:20 Küçükyalı Ofispark B Blok Maltepe / İSTANBUL
Date	:	August 1, 2016
Subject	:
Disclosure made pursuant to the Capital Markets Law Communique, Series II, No: 15.1 in respect of an arbitration award rendered in arbitration proceedings in London between Alfa Telecom Turkey Limited, the Cukurova Group and Ziraat Bankasi A.S.

To the Chair of Borsa Istanbul AS
The event disclosed	:

Alfa Telecom Turkey Limited (“ATTL”) on the one hand, and Çukurova Finance International Limited (a Cukurova group company, “Cukurova”) and Ziraat Bankası A.S. (“Ziraat”), on the other hand, have been engaged in arbitration before the London Court of International Arbitration.  On July 29, 2016, the tribunal found for ATTL, and ruled that Cukurova has 60 days from July 29, 2016 to decide to, and then within 14 days from such date, to actually

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buy ATTL’s 49 Group A shares of Cukurova Telecom Holdings Limited, a British Virgin Islands company (“CTH”), which correspond to an indirect shareholding of approximately 13.22% in Turkcell İletişim Hizmetleri A.Ş. (“TKC”) at a purchase price of US$54,902,000 per share, amounting to an aggregate purchase price of US$2,690,198,000; or alternatively

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sell to ATTL its 51 Group B shares of CTH, which correspond to an indirect shareholding of approximately 13.76% in TKC, at a purchase price of US$54,902,000 per CTH share, amounting to an aggregate purchase price of US$2,800,002,000.

The tribunal also dismissed all of Cukurova’s claims against ATTL, and ordered Cukurova to bear the arbitration costs in the amount of GBP326,701.08, and to indemnify ATTL for legal fees in the amount of GBP5,500,000.

The above explanations are in accordance with the principles set forth in the Capital Markets Board's Communique Series II, No. 15.1.  They accurately reflect information received, and they are in accordance with our books and records.  We confirm that we have exercised the necessary efforts to obtain such information, correctly and completely, and that we are responsible for the above disclosure statement.

Respectfully submitted,
Alfa Telecom Turkey Limited

By its Counsel

İhsan Ömür Yarsuvat

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